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                                                                 EXHIBIT 99.1

                  PRI AUTOMATION REPORTS SECOND QUARTER RESULTS

BILLERICA, MA - APRIL 19, 2001 - PRI Automation, Inc. (Nasdaq:PRIA, TSE:PRJ), a global leader in advanced automation systems, software, and services to the semiconductor industry, today reported financial results for the second quarter ended April 1, 2001.

Net revenues for the second quarter of fiscal 2001 were $91.2 million, up 19 percent from $76.7 million in the second quarter of fiscal 2000. Net loss on a proforma basis for the quarter was $9.6 million, or $0.38 per diluted share, compared with net income of $5.8 million, or $0.23 per share in the second quarter of fiscal 2000. The Company's lower performance was due to the industry downturn which resulted in order cancellations, order push-outs, and order delays. During the second fiscal quarter, the Company incurred special charges of $16.4 million, related principally to cost reduction and restructuring charges. The charges consist primarily of employee severance costs, inventory write downs and costs associated with order cancellations, a reserve for legal costs associated with the defense of a shareholder class action lawsuit, and the write down of impaired assets.

"The results this quarter are directly due to the sudden reversal in market conditions," said Mitch Tyson, president and chief executive officer of PRI Automation. "We began the quarter forecasting ten percent sequential growth, but by the end of the quarter we experienced order cancellations and push-outs that totaled $48.0 million. Despite this, we received $81.0 million in new bookings for the quarter and our backlog at the end of the quarter was $179.0 million."

"We are aggressively resizing the Company to match anticipated business levels," continued Tyson. "We are accelerating our new product developments and introductions to prepare us for the 300mm ramp, including our TransFab unified material handling system, our Guardian bare reticle stocker, our next generation integrated tool front-end system, and our P300 manufacturing execution system
(MES) software. We recently announced the appointment of two seasoned senior executives to our management team, and we are taking steps to increase the flexibility of our manufacturing operations and shorten cycle times so we are prepared for the next upturn."

"We have received several recent wins for our integrated hardware and software solutions and we intend to build upon these wins as more customers are beginning to work with fewer suppliers who can add more value to their manufacturing operations," stated Tyson. "Our complete set of integrated hardware, software, and services positions us to capture a significant portion of the 300mm growth opportunity as the industry recovers."

ANALYST TELECONFERENCE AND SIMULTANEOUS WEBCAST

PRI will host a teleconference to discuss its second quarter and fiscal 2001 results today at 12:00 p.m. ET. Internet users will be able to access a simultaneous, listen-only webcast of the teleconference through PRI's Web site at WWW.PRIA.COM. An archive of the webcast will also be available at this site for 7 days.

TAPE REPLAY

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A taped replay of the teleconference will be available at approximately 5:00
p.m. ET today through Tuesday, April 26, at 8:00 p.m. To listen to the teleconference replay, please dial 719-457-0820, passcode 548416.

ABOUT PRI AUTOMATION


PRI Automation, Inc., headquartered in Billerica, Massachusetts, is a leading global supplier of advanced factory automation systems, software, and services that optimize the productivity of semiconductor and precision electronics manufacturers as well as OEM process tool manufacturers. PRI is the only company to provide a tightly integrated and flexible hardware and software solution that optimizes the flow of products, data, materials and resources throughout the production chain. The company has thousands of systems installed at approximately one hundred locations throughout the world. For more information visit PRI online at WWW.PRIA.COM.

                              SAFE HARBOR STATEMENT

This release includes forward-looking statements, including, without limitation, statements concerning future revenues and earnings, management's plans and objectives for future operations, demand for the Company's products and other matters not limited to historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include (i) the cyclicality of the semiconductor industry and uncertainties about the timing of a broad-based recovery in such industry, (ii) changes in customers' ordering patterns including the rescheduling and cancellation of orders; (iii) our ability to reduce costs and capital expenditures in line with our reduced revenue expectations, (iv) our ability to resolve our operational problems relating to the manufacture of our new TurboStocker, (v) our ability to convert our backlog of orders to revenue in a timely and profitable manner, (vi) our ability to resolve supply chain issues including the shortage of critical components used in the company's TurboStocker and other products, (vii) uncertainties affecting global markets and currencies, the effects of possible delays by semiconductor manufacturers in the adoption of 300 mm wafer manufacturing and other new technologies, (viii) changes in our product sales mix; (ix) competitive factors, such as introduction of new products or technologies by our competitors, and pricing pressures; (x) the possible impact of any mergers and acquisitions activity by the company and our ability to successfully integrate and operate any acquired businesses; (xi) business and economic conditions affecting the semiconductor manufacturing equipment industry generally; (xii) and other factors identified in our registration statement on Form S-3, file number 333-34584, as filed with the Securities and Exchange Commission on April 12, 2000 and amended thereafter. We assume no obligation to update any forward-looking information contained in this release.


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                              PRI AUTOMATION, INC.
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)


                                     Three Months Ended      Six Months Ended
                                    April 1,  April 2,    April 1,  April 2,
                                        2001      2000        2001      2000


    Net revenue                      $91,191   $76,669   $ 186,043  $135,362
    Cost of revenue                   76,191    46,619     139,770    83,934

    Gross profit                      15,000    30,050      46,273    51,428

    Operating expenses:
      Research and development        16,029    12,736      31,151    24,895
      Selling, general and
       administrative                 15,498    11,600      29,589    20,615
      Restructuring and other costs   11,888        --      11,888        --

        Total operating expenses      43,415    24,336      72,628    45,510

    Operating income (loss)         (28,415)     5,714    (26,355)     5,918
    Other income, net                  2,609       292       2,188       492

    Income (loss) before income     (25,806)    6,006    (24,167)     6,410
     taxes
    Provision for income taxes           200       200         625       310

    Net income (loss)              $(26,006)    $5,806   $(24,792)    $6,100

    Basic net income (loss)
     per common share                $(1.03)    $ 0.25     $(0.99)     $0.27
    Diluted net income (loss)
     per common share                $(1.03)     $0.23     $(0.99)     $0.24

    Weighted average shares used
     in basic share calculations      25,188    23,032      25,153    22,773

    Weighted average shares used
     in diluted share calculations    25,188    25,353      25,153    24,918



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             Pro Forma Summary Statements of Operations (Adjusted to
           eliminate the impact of second quarter Fiscal 2001 special charges)
                      (In thousands, except per share data)


                                                 Three Months      Six Months
                                                    Ended           Ended
                                                   April 1,        April 1,
                                                     2001            2001

    Net revenue                                     $ 91,191       $186,043
    Cost of revenue                                 $ 71,695       $135,274
    Gross profit                                    $ 19,496        $50,769
    Total operating expenses                        $ 31,527        $60,740
    Operating loss                                  $(12,031)       $(9,971)
    Net loss                                        $ (9,622)       $(8,408)

    Net loss per share:
     Basic and diluted                              $ (0.38)        $(0.33)
    Weighted average shares outstanding:
     Basic and diluted                               25,188         25,153


                              PRI AUTOMATION, INC.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                     April 1,     September 30,
                                                       2001           2000

    Assets
    Cash and cash equivalents                        $42,485        $92,484
    Accounts receivable, net                          91,335         73,019
    Contracts in progress                             17,816         23,668
    Inventories                                       72,208         59,104
    Other current assets                               4,872          2,686
    Property and equipment, net                       21,693         24,065
    Long term investments                             11,484             --
    Other assets, net                                  3,530          1,898

      Total assets                                  $265,423       $276,924

    Liabilities and Stockholders' Equity
    Liabilities:
      Accounts payable                               $29,538        $28,781
      Accrued expenses and other liabilities          29,665         33,360
      Billings in excess of revenue and
       customer advances                              16,333         11,986
      Accrued legal and restructuring costs            7,637             --

    Minority interests                                   146            150

    Stockholders' equity                             182,104        202,647

        Total liabilities and stockholders'
         equity                                     $265,423       $276,924
